Exhibit 4.4.3

Dated 23 October 2015

SECONDONE CORP.

and

THIRDONE CORP.

as joint and several Borrowers

and

COMMERZBANK AKTIENGESELLSCHAFT

as Lender

THIRD SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 26 September 2007
(as amended by a first supplemental agreement dated 28 May 2010 and a second supplemental agreement dated 1 December 2010)
in respect of a loan facility of (originally) US$24,560,000

INDEX

Clause		Page
1	Interpretation	2
2	Representations and Warranties	3
3	Agreement of the Lender	4
4	Conditions	5
5	Variations to Loan Agreement and Finance Documents	6
6	Continuance of Loan Agreement and Finance Documents	13
7	Expenses	13
8	Notices	13
9	Applicable Law	13
Schedule 1 (A) Confirmation		15
Schedule 1 (B) Confirmation		16
Schedule 2 Form of Compliance Certificate		17

THIS THIRD SUPPLEMENTAL AGREEMENT is dated 23 October 2015 and made

BETWEEN:

(1)

SECONDONE CORP. ("Secondone") and THIRDONE CORP. ("Thirdone"), each a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as joint and several borrowers (individually a "Borrower" and together, the "Borrowers"); and

(2)

COMMERZBANK AKTIENGESELLSCHAFT (as legal successor of Deutsche Schiffsbank Aktiengesellschaft), acting through its office at Domstraße 18, 20095 Hamburg, Germany (the "Lender" which expression includes its successors and assigns).

BACKGROUND

(A)

By a loan agreement dated 26 September 2007 (as amended by a first supplemental agreement dated 28 May 2010,  a second supplemental agreement dated 1 December 2010 and as may be further amended and/or supplemented from time to time, the "Loan Agreement") made between (i) the Borrowers and (ii) the Lender, whereby the Lender has made available to the Borrowers a loan facility of (originally) Twenty four million five hundred sixty thousand Dollars ($24,560,000) upon the terms and for the purposes therein specified. On the date of this Agreement, the amount outstanding by way of principal under the Loan Agreement is $10,996,000 (the "Loan").

(B)	This Agreement sets out the terms and conditions on which the Lender and the Borrowers agree to:
(i)	increase the Margin;
(ii)	the payment by the Borrowers of an arrangement fee of $25,000;
(iii)	the provision of a guarantee by the Collateral Owner (as defined below) in favour of the Lender as well as:
(A)	the registration of a second priority statutory Maltese mortgage over m.v. "PYXIS MALOU" owned by the Collateral Owner; and
(B)	the execution of a second priority deed of covenant and a second priority general assignment by the Collateral Owner in relation to (inter alia) the insurances over m.v. "PYXIS MALOU",

as security for the guarantee;

(iv)	the change in the legal and ultimate beneficial ownership of the shares of the Borrowers;
(v)

the appointment of International Tanker Management Ltd., a company organised and existing under the laws of Bermuda, whose principal place of business is at Chancery Hall, 52 Reid Street, Hamilton HM12, Bermuda as the technical manager of each Ship and the appointment of North Sea Tankers BV, a company organised and existing under the laws of the Netherlands, whose registered office is at Wrstblaak 152, 3012 KM Rotterdam, the Netherlands, as the commercial manager of each Ship along with Pyxis Maritime Corp.;

(vi)

the release of Pyxis Maritime Corp. as corporate guarantor on the Effective Date and approval of Pyxis Tankers Inc. of the Marshall Islands as the new corporate guarantor who will also provide a guarantee in favour of the Lender which will take effect from the Effective Date;

(vii)	the merger transaction of Pyxis Tankers Inc. of the Marshall Islands involving the public offering of its share capital and subsequent listing of such share capital on a Stock Exchange;
(viii)

the provision of a Compliance Certificate each of the Borrowers and Pyxis Tankers Inc. on an annual basis (and in respect of Pyxis Tankers Inc. also on a quarterly basis) pursuant to the Loan Agreement and the Guarantee (as defined below) respectively; and

(ix)	the consequential and other amendments to the Loan Agreement and the other Finance Documents in relation to those matters.
(C)

This Agreement sets out the terms and conditions on which the Lender agrees, subject always to the satisfaction of the conditions precedent in Clause 4, to amend the Loan Agreement in the manner set out in Clause 5.1 of this Agreement.

IT IS AGREED as follows:

1	Interpretation
1.1	Defined expressions

Words and expressions defined in the Loan Agreement not otherwise defined herein shall have the same meanings when used in this Agreement including the Recitals.

1.2	Definitions

In this Agreement the words and expressions specified below shall have the meanings attributed to them below:

"Approved Manager’s Undertaking"  means, in relation to a Ship, a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against that Ship and the relevant Borrower to the rights of the Lender under the Finance Documents in such form as the Lender may approve or require and in plural means all of them;

"Collateral Deed of Covenant" means the second priority deed of covenant collateral to the Collateral Mortgage executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral General Assignment" means the second priority general assignment executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral Mortgage" means the second priority Maltese mortgage over the Collateral Ship executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral Owner" means Fourthone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Collateral Owner Guarantee" means the guarantee executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral Ship" means the chemical oil tanker of 50,667 metric tons deadweight, registered under Maltese flag in the ownership of the Collateral Owner with the name "PYXIS MALOU";

"Compliance Certificate" means a certificate in the form set out in Schedule 2 or in any other form agreed between the Guarantor, the Borrowers and the Lender;

"Confirmation" means a confirmation by each of Pyxis Maritime Corp. and International Tanker Management Ltd. in the form set out in Schedule 1 (A) and (B) respectively;

"Effective Date" means the date on which the Lender confirms that the conditions precedent in Clause 4.1 (b) has been satisfied;

"Guarantee" means a guarantee to be provided by the Guarantor in respect of the obligations of the Borrowers under (inter alia) the Loan Agreement, in the form agreed between the Lender and the Guarantor;

"Guarantor" means Pyxis Tankers Inc., a corporation incorporated in the Marshall Islands  whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"IPO" means any initial registered public offering, public listing, merger or reverse takeover transaction, floatation or similar public offering on a Stock Exchange in respect of the Guarantor;

"New Finance Documents" means, together, the Guarantee, the Collateral Owner Guarantee, the Collateral Mortgage, the Collateral Deed of Covenant, the Collateral General Assignment and the Approved Manager’s Undertakings; and

"Stock Exchange" means any of the stock exchanges of New York or London or Hong Kong individually or combined or any other stock exchange market acceptable to the Lender in its discretion, such acceptance not to be unreasonably withheld or delayed.

1.3

Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations.  Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement.  References to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement.

2	Representations and Warranties
2.1

Each Borrower hereby represents and warrants to the Lender, as at the date of this Agreement, that the representations and warranties set forth in clause 10 of the Loan Agreement (updated mutatis mutandis to the date of this Agreement) are true and correct as if all references therein to "this Agreement" were references to the Loan Agreement as further amended by this Agreement.

2.2	Each Borrower hereby further represents and warrants to the Lender that as at the date of this Agreement:
(a)

each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands and has full power to enter into and perform its obligations under this Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Loan remains outstanding;

(c)

each Borrower has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute the valid and binding obligations of the Borrower enforceable in accordance with their respective terms;

(d)

the execution, delivery and performance of this Agreement and all such other documents as contemplated hereby does not and will not, from the date of this  Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Loan remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on a Borrower or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e)

each Borrower has fully disclosed in writing to the Lender all facts which it knows or which it should reasonably know and which are material for disclosure to the Lender in the context of this Agreement and all information furnished by each Borrower or on its behalf relating to its business and affairs in connection with this Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	Agreement of the Lender
3.1

The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Agreement, hereby agrees with the Borrowers, as of the date of this Agreement and subject to and upon the terms and conditions of this Agreement and in particular, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a)	increase the Margin;
(b)	the payment by the Borrowers of an arrangement fee of $25,000;
(c)	the provision of a guarantee by the Collateral Owner in favour of the Lender as well as:
(i)	the registration of a second priority statutory Maltese mortgage over the Collateral Ship owned by the Collateral Owner; and
(ii)	the execution of a second priority deed of covenant and a second priority general assignment by the Collateral Owner in relation to (inter alia) the insurances over the Collateral Ship,

as security for the guarantee;

(d)	the change in the legal and ultimate beneficial ownership of the shares of the Borrowers;
(e)

the appointment of International Tanker Management Ltd. of Bermuda as the technical manager of each Ship and the appointment of North Sea Tankers BV of the Netherlands as the commercial manager of each Ship along with Pyxis Maritime Corp.;

(f)	the release of the Corporate Guarantor on the Effective Date and approval of the Guarantor who will also provide the Guarantee in favour of the Lender which will take effect from the Effective Date;
(g)	the merger transaction of the Guarantor involving the public offering of its share capital and subsequent listing of such share capital on a Stock Exchange;
(h)	the provision of a Compliance Certificate by the Borrowers on an annual basis pursuant to the Loan Agreement; and
(i)	the consequential and other amendments to the Loan Agreement and the other Finance Documents in relation to those matters.
3.2

Each Borrower agrees and confirms that the Loan Agreement and the Finance Documents to which it is a party, as amended and supplemented pursuant to the terms hereof, shall remain in full force and effect and it shall remain liable under the Loan Agreement and the Finance Documents to which it is a party for all obligations and liabilities assumed by it thereunder.

3.3	Release of the Corporate Guarantor

The Lender hereby agrees that, as of the Effective Date, it releases the Corporate Guarantor from all of its obligations under the Corporate Guarantee.

4	Conditions
4.1

The agreements of the Lender contained in Clause 3.1 of this Agreement shall all be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to the Lender and its legal advisers the following documents or evidence:

(a)	on the date of this Agreement:
(i)

a certificate of the Secretary of each Borrower, the Guarantor and the Collateral Owner confirming the names and offices of all the Directors of that Borrower, the Guarantor and the Collateral Owner together with its incorporation and constitutional documents;

(ii)

true and complete copies of the resolutions passed at meetings of the Board of Directors and Shareholders of each Borrower, the Guarantor and the Collateral Owner authorising and approving the execution of this Agreement, the New Finance Documents and any other document or action to which it is or is to be a party and authorising its appropriate officer or officers or other representatives to execute the same on its behalf;

(iii)	the original of any power of attorney issued by each Borrower, the Guarantor and the Collateral Owner pursuant to the resolutions referred to in Clause 4.1(a) (ii);
(iv)

certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Agreement and the New Finance Documents including without limitation, all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender reasonably deems appropriate;

(v)	an original of this Agreement, duly executed by all parties;
(vi)	a duly executed original of each Confirmation;

(vii)	duly executed originals of the Guarantee, the Collateral Owner Guarantee and the Approved Manager’s Undertakings;
(viii)

a certified true copy of each management agreement made between each Approved Manager and the Borrowers together with a certificate of incumbency for each Approved Manager or other document acceptable to the Lender, acting reasonably, evidencing the directors and/or officers of each Approved Manager ;

(ix)	evidence that the Collateral Mortgage has been duly registered against the Collateral Ship as a valid second priority statutory Maltese ship mortgage in accordance with the laws of Malta;
(x)

a duly executed original of the Collateral Deed of Covenant, a duly executed original of the Collateral General Assignment and all other documents to be executed and served (in respect of notices) pursuant to the Collateral Deed of Covenant and the Collateral General Assignment;

(xi)

any additional or new notices, reflecting the arrangements contemplated by this Agreement, required to be given under the relevant Collateral Deed of Covenant and the Collateral General Assignment, have been given in the manner therein provided;

(xii)	the arrangement fee referred to in Clause 7.1;
(xiii)	a certified true copy of the DOC in respect of the Collateral Ship;
(xiv)	certified true copies of the SMC and the International Ship Security Certificate under the ISPS Code in respect of the Collateral Ship;
(xv)	a certified true copy of a class maintenance certificate issued by the classification society, confirming her class free of all overdue recommendations and conditions;
(xvi)	evidence that the agent referred to in Clause 9.4 has accepted its appointment as agent for service of process under this Agreement and the New Finance Documents; and
(xvii)	such legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Malta, the Marshall Islands and such other relevant jurisdictions as the Lender may require.
(b)	on the Effective Date, evidence satisfactory to the Lender that each Borrower is a direct and fully owned subsidiary of the Guarantor.
5	Variations to Loan Agreement and Finance Documents
5.1

In consideration of the agreement of the Lender contained in Clause 3.1 of this  Agreement, the Borrowers hereby agree with the Lender that upon satisfaction of the conditions referred to in Clause 4.1 (a), the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented as follows:

(a)	by inserting the following definitions in clause 1.1 thereof in the correct alphabetical order:

""Collateral Deed of Covenant" means the second priority deed of covenant collateral to the Collateral Mortgage executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral General Assignment" means the second priority general assignment executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral Mortgage" means the second priority Maltese mortgage over the Collateral Ship executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral Owner" means Fourthone Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Collateral Owner Guarantee" means the guarantee executed or to be executed by the Collateral Owner in favour of the Lender, in such form as the Lender may approve or require;

"Collateral Ship" means the chemical oil tanker of 50,667 metric tons deadweight, registered under Maltese flag in the ownership of the Collateral Owner with the name "PYXIS MALOU";

"First Supplemental Agreement" means the first supplemental agreement dated 28 May 2010 amending and supplementing this Agreement and made between the Borrowers and the Lender;

"Second Supplemental Agreement" means the second supplemental agreement dated 1 December 2010 amending and supplementing this Agreement and made between the Borrowers and the Lender;

"Third Supplemental Agreement" means the third supplemental agreement dated 23 October 2015 amending and supplementing this Agreement and made between the Borrowers and the Lender;";

(b)	by including each of the following documents in the definition of "Finance Documents" in clause 1.1 thereof:

"the First Supplemental Agreement;

the Second Supplemental Agreement;

the Third Supplemental Agreement;

the Collateral Owner Guarantee;

the Collateral Mortgage;

the Collateral Deed of Covenant;

the Collateral General Assignment;";

(c)	by deleting the definition of “Approved Manager” in clause 1.1 thereof and by replacing it with the following:

““Approved Manager” means, together, Pyxis Maritime Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, and North Sea Tankers BV, a company organised and existing under the laws of the Netherlands, whose registered office is at Wrstblaak 152, 3012 KM Rotterdam, the Netherlands, as commercial managers and International Tanker Management Ltd., a company organised and existing under the laws of Bermuda, whose principal place of business is at Chancery Hall, 52 Reid Street, Hamilton HM12, Bermuda as the technical manager or any other company which the Lender may approve (such approval not to be unreasonably withheld) from time to time as the commercial and/or technical manager of each Ship and, in the plural, means all of them;”;

(d)	by deleting the definition of “Management Agreement” in clause 1.1 thereof and by replacing it with the following:

““Management Agreement” means each agreement in respect of the technical and/or the commercial management of a Ship made between each Approved Manager and the relevant Borrower as owner of that Ship and in the plural means all of them;”;

(e)	by deleting the definition of "Margin" in clause 1.1 thereof and replacing it with the following definition:

""Margin" means:

(a)up to the date of the Third Supplemental Agreement, 1.50 per cent. per annum; and

(b)from the date of the Third Supplemental Agreement, 1.75 per cent. per annum;";

(f)

by adding the words "(except International Tanker Management Ltd. of Bermuda, North Sea Tankers BV of the Netherlands, any other third manager and any charterer of a Ship and of the Collateral Ship)" after the words "any person" in the first line of the definition "Security Party" in clause 1.1 thereof;

(g)	by adding the words ",if any of the above rates is below zero, LIBOR will be deemed to be zero” at the end of the definition of “LIBOR” in clause 1.1 thereof;
(h)	by adding the words "and/or the Collateral Ship (as the case may be)" in the first line of clause 7.7 (a) (ii) thereof at the end of the sentence after the words "if a Ship";
(i)	by deleting the last three lines of clause 7.7 thereof and by replacing them with the following:

"In Clause 7.7(a), "Relevant Proportion" means:

(a)

with respect to each Ship, an amount equal to the principal amount  outstanding at  the relevant time in respect of the respective Advance to which the Ship being sold or which has become a Total Loss relates together with any additional amount that may be required (but without prejudice to the Borrowers' right to provide, or ensure that a third party provides, additional security for any shortfall, in accordance with the provisions of Clause 15.2 (a)) so that, after the application of the prepayment to be made pursuant to Clause 7.7, the security cover ratio under Clause 15.1 be complied with; and

(b)

with respect to the Collateral Ship any amount that may be required (but without prejudice to the Borrowers' right to provide, or ensure that a third party provides, additional security for any shortfall, in accordance with the provisions of Clause 15.2(a)) so that the security cover ratio under Clause 15.1 be complied with.";

(j)	by deleting clause 11.13 thereof and replacing it with the following:

“11.13 Each Borrower will maintain its registered address in the Marshall Islands and neither Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.”

(k)

by adding the words “as well as with the insured value of the Collateral Ship at the relevant time subject to the Collateral Mortgage” after the words “subject to a Mortgage” in the third line of clause 13.3 (b) thereof;

(l)	by adding the words "and the Collateral Ship" at the end clause 15.1 (a) thereof;

(m)	by adding the words "and/or the Collateral Ship (as the case may be)" after the word “Ship” wherever it appears in clause 15.5 thereof;
(n)	by adding the words "and/or procures that the Collateral Owner will supply to the Lender" after the words "supply to the Lender" in the seventh line of the last paragraph of clause 15.5 thereof;
(o)	by adding the words "and/or procure that the Collateral Owner will supply to the Lender" after the words "provide the Lender" in first line of clause 15.8 thereof;
(p)	by adding the new clause 15.11 thereof:

“15.11 Release of additional security

If the amounts calculated under Clause 15.1 shall at any time exceed 133 per cent. of the Loan and the Borrowers shall previously have provided further security pursuant to this Clause 15 (which, for the avoidance of doubt, includes the additional security provided by the Collateral Owner pursuant to the Third Supplemental Agreement), the Lender, after receiving a notice from the Borrowers (which will include evidence reasonably satisfactory to the Lender that the security cover test specified in Clause 15.1 has been maintained for a period of at least 90 consecutive days prior to such notice (without taking into account the additional security whose release the Borrowers are requesting pursuant to this Clause 15.11)) shall, subject to the Lender’s consent, which shall not be unreasonably withheld or delayed, and subject further to the Lender being indemnified to its satisfaction against the cost of doing so, as soon as practical release such further security specified by the Borrowers to the extent that the minimum security cover specified in Clause 15.1 would be maintained following such release and provided that at the relevant time no Event of Default is in existence or will result from such release.”;

(q)

by deleting the words "to enable any Borrower to own, operate or charter its Ship"  in the first line of clause 19.1 (j) thereof and by adding the following words "to enable any Borrower or the Collateral Owner to own, operate or charter the Ship or the Collateral Ship, respectively";

(r)

by adding the words "or the Collateral Ship" after the words "involving any Ship"  in the first line of clause 19.1 (q) (ii) thereof and by adding the words "or the Collateral Owner" after the words "any Borrower" in the second line in the last paragraph of that same clause;

(s)	by adding a new clause under number 26.7 therein reading as follows:

“26.7 If:

(i) the Lender assigns or transfers or sub-participates any of its rights or obligations, under either of Clauses 26.2 or 26.4; and

(ii) as a result of such assignment, transfer or sub-participation, the Borrowers and/or any other Security Party become obliged to make a payment to the assignee, transferee and/or sub-participant under any one or more of Clauses 20 (Fees and Expenses), 21 (Indemnities), 22 (No Set Off or Tax Deduction) or 24 (Increased Costs) or equivalent clauses under any other Finance Document, then the assignee, transferee and/or sub-participant will only be entitled to receive payment under those Clauses referred to in sub-paragraph (ii) hereinabove to the same extent as the Lender would have been if the assignment, transfer or sub-participation had not occurred and no taxes and/or costs shall be payable by the Borrowers and/or any other Security Party which would not, but for such assignment, transfer or sub-participation, have been payable.”;

(t)

by adding the words "Provided that the Borrowers shall have a right of first refusal to make an offer to buy the Loan from the Lender within a period of no later than 14 days from the Lender informing the Borrowers that it will be selling the Loan. For the avoidance of doubt this right of first refusal shall in no manner create any additional obligation on the Lender under this Agreement to accept any offer made by the Borrowers. The Lender shall be entitled to determine in its sole discretion to whom to sell and transfer the Loan" at the end clause 26.2 thereof;

(u)	by deleting clause 28.2(a) thereof and replacing it with the following:

“(a) to each Borrower:	c/o Pyxis Maritime Corp.
K. Karamanli 59
Maroussi 15125
Greece
Fax: +30 210 6510 530”;

(v)

by deleting in clause 31.4 thereof the words “WFW Legal Services Limited at its registered office for the time being, presently at 15 Appold Street, London EC2A 2HB, England” and replacing same with the words “Atlas Maritime Services Limited at present of Enterprise House, 113-115 George Lane, E18 1AB, London, England”;

(w)

by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended"; and

(x)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.
5.2

In consideration of the agreement of the Lender contained in Clause 3.1 of this  Agreement, the Borrowers hereby agree with the Lender that upon satisfaction of the conditions referred to in Clause 4.1 (b), the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented as follows:

(a)	by inserting the following definitions in clause 1.1 thereof in the correct alphabetical order:

""Compliance Certificate" means a certificate in the form set out in Schedule 4 or in any other form agreed between the Guarantor, the Borrowers and the Lender;

"Effective Date" has the meaning given to it in the Third Supplemental Agreement;

"Guarantee" means a guarantee to be provided by the Guarantor in respect of the obligations of the Borrowers under (inter alia) the Loan Agreement, which shall only take effect from the Effective Date, in the form agreed between the Lender and the Guarantor;

"Guarantor" means Pyxis Tankers Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"IPO" means any initial registered public offering, public listing, merger or reverse takeover transaction, floatation or similar public offering on a Stock Exchange in respect of the Guarantor;

"Stock Exchange" means any of the stock exchanges of New York or London or Hong Kong individually or combined or any other stock exchange market acceptable to the Lender in its discretion, such acceptance not to be unreasonably withheld or delayed;”;

(b)	by adding “the Guarantee” in the definition of "Finance Documents" in clause 1.1 thereof and by deleting the reference to “the Corporate Guarantee” from such definition of "Finance Documents";
(c)

by deleting the definitions of “Corporate Guarantee”, “Corporate Guarantor” and “Shareholder” in clause 1.1 thereof and by deleting the reference to the “Corporate Guarantee” after the word “Mortgage” in paragraph 1, Part E of Schedule 2 thereof;

(d)	by deleting the word “Shareholder” in the last line of clause 10.3 thereof and replacing it with the word “Guarantor”;
(e)	by adding the words “if adversely determined” before the words “would be likely” in clause 10.12 thereof;
(f)	by deleting clause 11.6(b) thereof and replacing it with the following:

“(b) as soon as possible, but in no event later than 120 days after the end of each financial year of the Guarantor (commencing with the financial statements relating to the financial year of the Guarantor ending 31 December 2015) the consolidated audited financial statements of the Guarantor and all the other ship-owning companies which are ultimately owned or controlled by the Guarantor;”;

(g)	by deleting all references to the “Approved Manager” in clauses 11.6(c) and 11.7 thereof and replacing it with references to the “Guarantor”;
(h)

by adding the words "or procure that the Lender receives, together with a Compliance Certificate on an annual basis (in relation to (a) and (b))" after the words “The Borrowers will send to the Lender” at the beginning of clause 11.6 thereof;

(i)	by adding at the beginning of clause 11.11 thereof the words “Save as otherwise provided in any Finance Document,” and by replacing the word “Each” with “each”;
(j)	by deleting paragraph (b) of clause 12.3 thereof;
(k)	by adding the words “(other than to the Guarantor and/or its subsidiaries)” after the words “or financial assistance to” in clause 12.3 (c) thereof;
(l)	by adding the words “other than in relation to the IPO” after the words “issued share capital” in clause 12.3(e) thereof;
(m)

by adding the words “other than in relation to the IPO or any sub merger, sub division, amalgamation or other reorganization after which the provisions of the Finance Documents are complied with” after the words “or reorganisation” in clause 12.3(g) thereof;

(n)

by adding after the words "a Relevant Person" in clause 19.1 (f) thereof the words "(which, in the case of the Guarantor, is in an amount of $1,000,000 or more (or the equivalent in another currency))";

(o)

by adding after the words “or sums aggregating, $100,000 or more” in clause 19.1(g)(ii) thereof the words “in respect of the Borrowers and, in the case of the Guarantor an amount equal to $1,000,000 or more”;

(p)	by adding the words “(other than the Guarantor)” after the words “Security Party” in clause 19.1(k) thereof;

(q)	by deleting in clause 19.1(q)(i) the reference to “the Approved Manager” and replacing it with “the Guarantor”;
(r)	by adding as Schedule 4 thereof Schedule 2 (Form of Compliance Certificate) of this Agreement;
(s)

by construing all references therein to "this Agreement" where the context admits as being references to "this Agreement as the same is amended and supplemented by this Agreement and as the same may from time to time be further supplemented and/or amended"; and

(t)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.
5.3	Amendments to Finance Documents
(a)

With effect on and from the date of this Agreement each of the Finance Documents (other than the Loan Agreement) shall be, and shall be deemed by this Agreement to have been, amended in accordance with Clause 5.1 as follows:

(i)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement; and

(ii)

by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

(b)

With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement) shall be, and shall be deemed by this Agreement to have been, amended in accordance with Clause 5.2 as follows:

(i)

the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this Agreement; and

(ii)

by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.4	Finance Documents to remain in full force and effect

With effect on and from the date of this Agreement, the Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2 (as the case may be); and
(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Agreement.

6	Continuance of Loan Agreement and Finance Documents
6.1

Save for the alterations to the Loan Agreement made or to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement, the Loan Agreement shall remain in full force and effect and the security constituted by the Finance Documents shall continue and remain valid and enforceable.

7	Expenses
7.1	Arrangement fee

The Borrowers shall pay to the Lender an arrangement fee of $25,000 on or before the date of this Agreement.

7.2	Expenses

Each Borrower agrees to pay to the Lender upon demand and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender in connection with the preparation, negotiation, execution and (if required) registration or preservation of rights under the enforcement or attempted enforcement of the Loan Agreement, this Agreement and the Finance Documents or otherwise in connection with the Loan or any part thereof.

8	Notices
8.1	The provisions of clause 28 (Notices and other matters) of the Loan Agreement, as amended hereby, shall apply to this Agreement as if the same were set out herein in full.
9	Applicable Law
9.1	This Agreement and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.
9.2	Subject to Clause 9.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
9.3	Clause 9.2 is for the exclusive benefit of the Lender which reserves the right:
(a)

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrowers shall not commence any proceedings in any country other than England in relation to a matter or any non-contractual obligation which arises out of or in connection with this Agreement.

9.4

Each Borrower irrevocably appoints Atlas Maritime Services Limited presently at Enterprise House, 113-115 George Lane, E18 1AB London, England, for the time being to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

9.5	Nothing in this Clause 9 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
9.6	In this Clause 9, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

Schedule 1 (A)

Confirmation

SIGNED  this [●] day of October 2015 by PYXIS MARITIME CORP., in its capacity as the corporate guarantor and an approved manager which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of the attached third supplemental agreement, that it agrees in all respects to the same and that the Approved Manager’s Undertaking to which it is a party shall be amended as outlined in the third supplemental agreement and, without limitation, shall remain in full force and effect and shall continue to stand as security for the obligations of the borrowers under the loan agreement.

for and on behalf of
PYXIS MARITIME CORP.
as Corporate Guarantor

for and on behalf of
PYXIS MARITIME CORP.
as an Approved Manager

Schedule 1 (B)

Confirmation

SIGNED this [●] day of October 2015 by INTERNATIONAL TANKER MANAGEMENT LTD., in its capacity as an approved manager which, by its execution hereof, confirms and acknowledges that the Approved Manager’s Undertaking to which it is a party shall be amended as outlined in the third supplemental agreement and, without limitation, shall remain in full force and effect and shall continue to stand as security for the obligations of the borrowers under the loan agreement.

for and on behalf of
INTERNATIONAL TANKER MANAGEMENT LTD.
as an Approved Manager

Schedule 2

Form of Compliance Certificate

To:	Commerzbank Aktiengesellschaft
Domstraße 18
20095 Hamburg
Republic of Germany

From:	[●]

Dated:[●]

Dear Sirs

Loan Agreement dated 26 September 2007

as amended and supplemented from time to time  (the "Agreement")

1

We refer to the Agreement. This is a Compliance Certificate and attached hereto are the accounts which will provide evidence of compliance. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We refer to paragraph clause 11.6 of the Agreement and hereby attach the following certified documents:
2.1	the audited accounts of each Borrower for the financial year ended [●].
3	We confirm that no Event of Default or Potential Event of Default has occurred or is continuing.

[Director]/[Chief Financial Officer]

IN WITNESS WHEREOF  the parties hereto have caused this Agreement to be duly executed the day and year first above written.

BORROWERS

SIGNED by	Konstantinos Lytras	)	/s/ Konstantinos Lytras
)
for and on behalf of		)
SECONDONE CORP.		)
in the presence of:		)
/s/ Konstantinos Mexias

SIGNED by	Konstantinos Lytras	)	/s/ Konstantinos Lytras
)
for and on behalf of		)
THIRDONE CORP.		)
in the presence of:		)
/s/ Konstantinos Mexias

LENDER

SIGNED by	Anthi Kekatou	)	/s/ Anthi Kekatou
)
for and on behalf of		)
COMMERZBANK		)
AKTIENGESELLSCHAFT		)
in the presence of:		)
/s/ Konstantinos Mexias